Exhibit 14.1

Transatlantic Holdings, Inc. Director,
Executive Officer and Senior Financial Officer
Code of Business Conduct and Ethics

I. Introduction

This Code of Business Conduct and Ethics (this “Code”) embodies the commitment of Transatlantic Holdings, Inc. and its subsidiaries (collectively, “TRH”) to conduct its business with the highest ethical standards and in accordance with all applicable laws, rules and regulations of the countries in which TRH engages in business. All members of TRH’s Board of Directors (the “Board”), executive officers, and senior financial officers are expected to adhere to the principles and procedures set forth in this Code.

No code or policy can anticipate every situation that may arise. Accordingly, this Code is intended to serve as a source of guiding principles for directors, executive officers, and senior financial officers. Directors, executive officers, and senior financial officers are encouraged to bring questions about particular circumstances that may implicate one or more of the provisions of this Code to the attention of the Chairman of the Audit Committee of the Board (the “Audit Committee”), who may consult with inside or outside legal counsel as appropriate.

Directors, executive officers, and senior financial officers that are also TRH employees are also required to abide by TRH’s Code of Conduct, which is not part of this Code.

Part A

II. Honest and Candid Conduct

Each director, executive officer, and senior financial officer owes a duty to TRH to act with integrity. Integrity requires, among other things, honesty and candor.

III. Conflicts of Interest

A “conflict of interest” occurs when an individual’s personal interest is adverse to, or may appear to be adverse to, the interests of TRH as a whole. A conflict of interest can arise when a director, executive officer, or senior financial officer takes actions or has interests that may make it difficult to perform his or her TRH work objectively and effectively. A director, executive officer, or senior financial officer must never use or attempt to use his or her position at TRH to obtain any improper personal benefit, including loans or guarantees of obligations from any person or entity, for himself or herself, for his or her immediate family members, or for any other person. A director’s immediate family members includes the director’s spouse, parents, stepparents, children, stepchildren, siblings, mother- and father-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than a domestic employee or tenant) who shares the director’s home.

Each director, executive officer, and senior financial officer should avoid conflicts of interest between himself or herself and TRH. Any director, executive officer, or senior financial officer who is aware of a transaction or relationship that involves, or could reasonably be expected to involve a conflict of interest should promptly disclose the situation to the Chairman of the Board or the Chairman of the Audit Committee to determine whether the transaction or relationship is in violation of this Code or the law and the appropriate steps to be taken.

This Code does not attempt to describe all possible conflicts of interest which could develop. Some of the more common conflicts from which directors, executive officers, and senior financial officers must refrain, however, are set out below.

  Relationship of TRH with third parties. Directors, executive officers, and senior financial officers may not engage in any conduct or activities that are inconsistent with TRH's best interests or that disrupt or impair TRH's relationship with any person or entity with which TRH has or proposes to enter into a business or contractual relationship.

  Compensation from non-TRH sources. Directors, executive officers, and senior financial officers may not accept compensation (in any form) for services performed for TRH from any source other than TRH.

  Gifts. Directors, executive officers, and senior financial officers and their immediate family members may not accept gifts from persons or entities who deal with TRH in those cases where acceptance of the gifts could create the appearance of a conflict of interest.

  Personal use of TRH assets. Directors, executive officers, and senior financial officers may not use TRH assets, labor or information for personal use unless approved by the Chairman of the Audit Committee or as part of a compensation or expense reimbursement program available to all directors, executive officers, and senior financial officers.

IV. Corporate Opportunities

Each director, executive officer, and senior financial officer owes a duty to TRH to advance TRH’s legitimate business interests when the opportunity to do so arises. Each director, executive officer, and senior financial officer is prohibited from: (a) taking for him or herself or directing to a third party a business opportunity that is related to TRH’s business; or (b) competing with TRH for business opportunities, provided, however, if TRH’s disinterested directors determine that TRH will not pursue an opportunity that relates to TRH’s business, a director, executive officer, or senior financial officer may do so.

V. Prohibition on Personal Loans

Section 13(k)(2) of the Securities and Exchange Act of 1934 prohibits, subject to certain exceptions, TRH from, directly or indirectly, extending, maintaining or arranging for the extension of credit, or renewing an extension of credit, in the form of a personal loan to or for any of TRH’s directors or executive officers. Any director, executive officer, or senior financial officer that becomes aware that TRH may be extending or arranging for the extension of credit to a director or executive officer should discuss the situation with the Chairman of the Audit Committee to ensure that the extension of credit is in accord with this Code and the law.

VI. Confidentiality

In carrying out TRH’s business, directors, executive officers, and senior financial officers often learn confidential or proprietary information about TRH, its customers, suppliers, or other third parties. Directors, executive officers, and senior financial officers must maintain the confidentiality of all information so entrusted to them, from whatever source, except when disclosure is authorized or legally required. For purposes of this Code, “confidential or proprietary information” of TRH or other companies includes all nonpublic information relating to TRH or a third party.

VII. Communications

Information provided by directors, executive officers, and senior financial officers to TRH must be full, fair, accurate, timely, and understandable.

VIII. Audits and Investigations

No director, executive officer, or senior financial officer shall take any action to fraudulently influence, coerce, manipulate, or mislead TRH’s independent auditors or other investigators.

IX. Fair Dealing

TRH does not seek competitive advantages through illegal or unethical business practices. Each director, executive officer, and senior financial officer is to deal fairly with TRH’s customers, service providers, suppliers, competitors, and employees. No director, executive officer, or senior financial officer may take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

X. Protection and Proper Use of Company Assets

All directors, executive officers, and senior financial officers should protect TRH’s assets and help ensure their efficient use. All TRH assets should be used for legitimate business purposes only.

XI. Compliance with Laws, Rules and Regulations; Fair Dealing

General Compliance. It is TRH’s policy to comply with all applicable laws, rules and regulations in the countries in which TRH engages in business. It is the personal responsibility of each director, executive officer, and senior financial officer to adhere to the standards and restrictions imposed by those laws, rules, and regulations. In some instances there may be a conflict between the applicable laws of two or more countries; if and when such a conflict is encountered, it is important to consult with the Chairman of the Audit Committee to determine how to resolve the conflict. Transactions in TRH securities are governed by TRH’s Insider Trading Policy.

Fair Dealing. Directors, executive officers, and senior financial officers shall oversee fair dealing by employees and officers with TRH's customers, suppliers, competitors, and employees.

Part B

Application. For the purpose of this Code, “senior financial officer” means the chief executive officer, chief financial officer, and controller of TRH and the chief financial officer and controller of each significant TRH subsidiary.

Standards. All senior financial officers shall:

A. Be familiar and comply with TRH’s disclosure controls and procedures and internal controls over financial reporting to the extent relevant to his or her area of responsibility, so that TRH’s reports and other documents filed, submitted or furnished to the Securities and Exchange Commission

(“SEC”) comply in all material respects with applicable federal securities laws and SEC rules and regulations;

B. Provide full, fair, accurate, timely, and understandable disclosures in reports and documents that are filed with, or submitted or furnished to the SEC and other governmental agencies and in other public communications;

C. Provide full, fair, accurate, timely, and understandable information, without misrepresenting or causing others to misrepresent, material facts about TRH to TRH’s independent auditors; and

D. Comply with laws, rules and regulations of national, state, provincial, and local governments and other appropriate regulatory agencies and self-regulatory bodies.

Part C

XII. Amendments and Waivers of this Code

From time to time, TRH may amend certain provisions of this Code. Waivers of this Code may be granted only by the Audit Committee or the Board after disclosure of all material facts by the director, executive officer, or senior financial officer seeking the waiver. Any director, executive officer, or senior financial officer who believes that a waiver may be appropriate should discuss the matter with the Chairman of the Audit Committee. Waivers will only be granted in exigent circumstances and any waiver or amendment to this Code will be promptly disclosed to the extent required by applicable law or the New York Stock Exchange rules.

XIII. Encouraging the Reporting of Any Illegal or UnethicalBehavior

Directors, executive officers, and senior financial officers should promote ethical behavior and take steps to ensure TRH: (a) encourages employees to talk to supervisors, managers, and other appropriate personnel when in doubt about the best course of action in a particular situation; (b) encourages employees to report violations of laws, rules, regulations, this Code, or TRH's Code of Conduct applicable to officers and employees to appropriate personnel; and (c) informs employees that TRH will not allow retaliation for reports made in good faith.

XIV. Compliance with this Code and Reporting

Directors, executive officers, and senior financial officers should strive to identify and raise potential issues under this Code before they become problems and should ask the Chairman of the Audit Committee about the application of this Code whenever in doubt. Any director, executive officer, or senior financial officer who becomes aware of any existing or potential violation of this Code shall promptly notify the Chairman of the Audit Committee. The Audit Committee or a person or persons designated by the Audit Committee will investigate the suspected violation and will determine whether the transaction or relationship is in violation of this Code or the law. The Chairman of the Audit Committee will ensure that TRH promptly takes appropriate disciplinary or preventive action as it deems appropriate to address any existing or potential violation of this Code brought to his or her attention, including notifying the appropriate enforcement authorities in the event of criminal or other violations of law. If any provision of this Code is not permitted by the local laws of a country in which TRH engages in business, then the Chairman of the Audit Committee must be consulted and will determine whether there is a conflict and whether a waiver of this Code is necessary. TRH will not tolerate retaliation for reports of violations of this Code made in good faith.

Any questions relating to how this Code should be interpreted or applied should be addressed to, and resolved by, the Chairman of the Audit Committee.